EXHIBIT 10.1

June 30, 2016

Mark Engebretson

Dear Mark,

I am pleased to provide this letter confirming your offer of employment with Vince, LLC (hereafter “Vince” or “the Company”), for the position of Executive Vice President of Operations, with an expected start date of TBD. The terms of the employment offer are as follows:

Reporting Relationship and Primary Work Location

You will report to Vince’s Chief Executive Officer. You will be based in our Los Angeles office and will travel to the Company’s NY office and other locations as needed.

Base Salary, Signing Bonus and Incentive Bonus

Your annual base salary will be $501,000 (you will be eligible for review for a merit increase based on Company performance and your individual performance in 2018).

You will be eligible to participate in the Company’s Annual Short-Term Incentive Plan (“STI Plan”), for Fiscal Year 2016 (February 1 – January 31). The 2016 target bonus opportunity for your position under this plan is 60% of your annual base salary, based upon annual performance targets established each fiscal year. Your bonus for 2016 will be pro-rated.

Long-Term Incentive Awards

Subject to approval by the Vince Board of Directors, you will receive a new hire equity grant in the form of 60,000 stock options, vesting annually over a four year period. This grant will be issued as soon as practicable after formal Board approval.

The official grant agreement, which will cover the vesting schedule, expiration rules, and other terms and conditions, will be provided at the time the grant is formally issued.

You will also be eligible to participate in the ongoing annual Long-Term Incentive Program. The Company’s Board of Directors will determine the target amount and terms (such as equity mix and vesting schedule) of the annual awards each year, based upon the Company’s performance as well as market conditions and other factors.

Benefits

You will be entitled to participate in and receive benefits under any existing employee benefit plan or similar arrangement generally available for employees, including medical, dental, and vision coverage, 401(k), disability and life insurance. Medical, Dental and Vision coverage begin on the first of the month following the completion of 30 days of employment with Vince. You will automatically be enrolled in the company’s 401k program on the first of the month following completion of 30 days of employment. A summary of Vince’s current benefits is enclosed.

You will accrue four (4) weeks of vacation per annum (pro-rated for the first year of employment) as well as all Company paid holidays and personal days in accordance with the Company’s standard vacation and holiday policies. Vacation time is accrued at 6.15 hours per pay period. All vacation time to be earned during the year is available to take as of January 1st each year even though you actually earn it as the year proceeds.

You are eligible to receive Vince’s associate discount of 75% off apparel merchandise and 50% off licensed merchandise in retail stores and online, beginning on your first day of employment. These amounts are subject to change at any time.

In accordance with the Company’s clothing allowance policy, you will receive an allowance in the amount of $6,000 per fiscal year (pro-rated for the first year of employment) with a full allowance of an additional $6,000 as of February 1, 2016. Your allowance will be calculated based on 75% off the retail price of each item of clothing. Please note that receiving a clothing allowance is considered a taxable benefit and, as a result, the applicable income taxes associated with receiving this benefit will be applied. The clothing allowance policy, including the amount of the allowance, is subject to change with or without notice.

You may be requested, occasionally and for reasonable periods of time, to travel for business purposes. All travel will be at the cost of the Company and will be paid or reimbursed by the Company in accordance with the Company’s Travel & Entertainment Policy as in effect. For travel internationally, you will be eligible to fly business class. For travel domestically, flight arrangements will be managed on a case by case basis.

Working at our LA Office

To support your employment in Los Angeles, the Company will pay for a studio apartment close to the LA Design Center. If your employment is terminated, voluntarily or involuntarily for cause, within one year of your start date, you will be required to repay the sum total of the monthly rent.

The Company will also pay for you to leave the New York metro area on an early morning flight on Monday for Los Angeles and two weeks later return to New York on Thursday evening, work in the New York office on Friday and return to Los Angeles the following Monday in the early morning.  This equates to two round trips each month.

Employee Stock Purchase Plan

Vince believes that the strong work ethic of our associates is key to our success. Therefore, all associates can participate in stock ownership through the Company’s Employee Stock Purchase Plan (the “ESPP”). You will be eligible to participate in the ESPP during the next open enrollment period following 90 days of continuous employment.

The Vince ESPP offers associates an opportunity to purchase shares of the Company’s common stock at a 10% discount.

Severance

If your employment is terminated by the Company without “cause” (as such term is defined in the Company’s stock option plan) within the first two years of employment, then subject to the execution of a satisfactory release by you, you will receive severance payments, equivalent to your then current base rate of pay, for the next six (6) months or until other employment is earlier secured. If your employment is terminated by the Company without “cause” after the first two years of employment, then subject to the execution of a satisfactory release by you, you will receive severance payments, equivalent to your then current base rate of pay, for the next twelve (12) months or until other employment is earlier secured.

If you are, as of the termination date, enrolled in the Company’s medical and dental plans, then you will continue to receive medical and dental coverage in accordance with the Company’s plans that are then in place until the end of the salary continuation period or, at the Company’s option, coverage under another medical and/or dental plan.

Restrictive Covenants

Notice Period Requirement. Should you voluntarily resign your employment, you shall provide the Company with a sixty (60) day working notice period. During this notice period, you agree to continue performing all of the functions and responsibilities of your position, continue to give your full time and attention to such responsibilities, and assist the Company in preparing for your departure.

Non-Compete. During your employment and for a period of twelve (12) months thereafter, you shall not directly or indirectly (i) source, manufacture, produce, design, develop, promote, sell, license, distribute, or market anywhere in the world (the “Territory”) any contemporary apparel, accessories or related products (“Competitive Products”) or (ii) own, manage, operate, be employed by, participate in or have any interest in any other business or enterprise engaged in the design, production, distribution or sale of Competitive Products anywhere in the Territory; provided, however, that nothing herein shall prohibit you from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a corporation or other entity engaged in such business which is publicly traded, so long as you have no active participation in the business of such corporation or other entity. This paragraph will not apply and will not be enforced by the Company with respect to post-termination activity by you that occurs in California or in any other state in which this prohibition is not enforceable under applicable law.

Non-solicit, Non-interference. During your employment and for a period of twelve (12) months thereafter you shall not, except in furtherance of your duties during your employment with the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit or induce any employee, consultant, representative or agent of the Company or any of its affiliates, to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, consultant, representative or agent, or take any action to materially assist or aid any other person, firm corporation or other entity in identifying, hiring or soliciting any such employee, consultant, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its affiliates and their respective customers, suppliers, vendors, joint ventures, distribution partners, franchisees, licensors, licensees or any other business relation of the Company or its affiliates. Any person described in subparagraph (A) above shall be deemed covered by this paragraph while so employed or retained and for a period of twelve (12) months thereafter, unless such person’s employment has been terminated by the Company.

Mutual Non-disparagement. During your period of employment and thereafter, neither you not the Company shall not make any negative comments or otherwise disparage the other party or, in the case of the Company, any of its affiliates or any of the Company’s or its affiliates’ officers, directors, employees, shareholders, agents, products or business, or take any action, including making any public statements or publishing or participating in the publication of any accounts or stories relating to any persons, entities, products or businesses which negatively impacts or brings such person, entity, product or business into public ridicule or disrepute except if testifying truthfully under oath pursuant to subpoena or other legal process, in which event each party agrees to provide the other party, as appropriate, with notice of subpoena and opportunity to respond.

Compliance with Law

This letter is intended to comply with applicable law.  Without limiting the foregoing, this letter is intended to comply with the requirements of section 409A of the Internal Revenue Code ("409A"), and, specifically, with the separation pay and short term deferral exceptions of 409A.  Notwithstanding anything in the letter to the contrary, separation pay may only be made upon a "separation from service" under 409A and only in a manner permitted by 409A.  For purposes of 409A, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments.  In no event may you, directly or indirectly, designate the calendar year of a payment.  All reimbursements and in-kind benefits provided in this letter shall be made or provided in accordance with the requirements of 409A (including, where applicable, the reimbursement rules set forth in the regulations issued under 409A).

Miscellaneous

Please be advised that this offer is contingent upon the favorable outcome of background and reference checks. Please also be advised that your employment is for an indefinite period and is terminable at the will of either the Company or you, with or without cause at any time, subject only to such limitations as may be imposed by law and/or the terms of this letter. This offer of employment is contingent on you not being subject to any restrictive covenants which would impact your ability to perform the services contemplated (or you having delivered to us an effective waiver thereof). By signing below, you are confirming to us that you are not presently subject to or otherwise bound by a non-compete, confidentiality or other restriction with any person or company with respect to any prior or existing employment, investment or other relationship.

You will receive an orientation packet with employment paperwork and benefit plan enrollment materials. Please review closely the Employment Eligibility Verification requirements and list of acceptable documents on the Form I-9 and bring with you the appropriate personal identification. One voided check will also be required to set up your direct deposit account for payroll. Please bring the entire packet and requested documentation to Human Resources on your first day.

I am excited about you joining our team and look forward to working with you. Please sign a copy of this letter to acknowledge your agreement with its conditions and return it via email to Melissa Wallace at mwallace@vince.com.

Sincerely,

/s/ Brendan Hoffman
Brendan Hoffman
Chief Executive Officer

/ s/ Melissa Wallace
Melissa Wallace
SVP Human Resources

Accepted:

/s/ Mark Engebretson	July 8, 2016
Mark Engebretson	Date

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